Exhibit 99.1

BOB POLLICHINO TO RETIRE AS CHIEF FINANCIAL OFFICER

OF THE MADISON SQUARE GARDEN COMPANY THIS FALL

NEW YORK, N.Y., January 6, 2014 – The Madison Square Garden Company (NASDAQ: MSG) today announced that Bob Pollichino will retire as executive vice president and chief financial officer in the fall of 2014. Until then, Mr. Pollichino will continue with the company, while assisting with the search for his successor, which the company is commencing. After his retirement, Mr. Pollichino will continue to advise MSG as an active consultant for 12 months.

Mr. Pollichino’s 36-year career began at Cablevision Systems Corporation in 1977, after which, in 1980, he was a key participant in the founding of Rainbow Programming, the precursor to AMC Networks, before moving to MSG in 1998. Throughout his tenure, he has been responsible for advising executive management on key financial and operational matters and, at MSG, has helped the company grow into one of the world’s leading sports, media and entertainment companies. This includes playing a critical role in MSG’s spin-off from Cablevision in 2010. Other key strategic highlights include the addition of three venues – the Beacon Theatre, The Chicago Theatre and the Forum in Inglewood, CA – as well as the company’s unprecedented, three-year Transformation of Madison Square Garden. Mr. Pollichino has also served on the board of the Garden of Dreams Foundation, a non-profit organization that works closely with all areas of MSG to help brighten the lives of children facing obstacles, since the organization’s inception in 2006.

“Thanks to Bob’s numerous and immeasurable contributions during his long career at MSG, the company has built and maintained its strong financial position while establishing important relationships with our business partners in the financial community,” said Hank Ratner, president and CEO, The Madison Square Garden Company. “We are pleased that Bob will be helping us through the transition this year as his enormous experience and history with the company continues to be invaluable.”

“I would like to thank the company for allowing me to play such an integral role in the evolution of MSG. It has been an honor to have worked closely with so many talented people and I could not be more proud of the company’s accomplishments and of its position today as a world-class sports, media and entertainment company with terrific assets and enormous opportunities. As I prepare to leave at the end of the year, I am confident that the company is poised to continue its excellent performance in the years ahead,” said Mr. Pollichino.

The Madison Square Garden Company is a fully integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the Company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content

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development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks; and Fuse, a national television network dedicated to music. MSG Networks also include high-definition channels, MSG HD and MSG+ HD, and Fuse includes its high-definition channel, Fuse HD. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

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Contact:	Kim Kerns 212-465-6442 kimberly.kerns@msg.com